Exhibit 99.1

PRESS RELEASE

TODAY’S DATE: October 15, 2003

RELEASE DATE: Immediate

(Nasdaq:  PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR THIRD QUARTER OF 2003

BOCA RATON, FLORIDA - October 15, 2003 – Pointe Financial Corporation reported consolidated net earnings for the three months ended September 30, 2003 of $713,000 or earnings per share of $.32 basic and $.31 diluted, compared to net earnings of $645,000 or earnings per share of $.30 basic and diluted for the comparable period in 2002. The increase in the Company’s third quarter net earnings was attributed to an increase in Net Interest Income and a decrease in the Provision for Loan Losses. Increased earnings were also recognized in Non Interest Income derived from service charges on deposit accounts. The average year-to-date balance of the Company’s Demand Deposit account grew from $44.4 million to $56.1 million by the end of the third quarter of 2003.

The consolidated net earnings for the nine months ended September 30, 2003, were $1.750 million or earnings per share of $.79 basic and $.77 diluted compared to net earnings of $1.143 million or earnings per share of $.54 basic and $.53 diluted for the comparable period in 2002. The increase in the Company’s net earnings is a result of increased Net Interest Income and a decrease in the Provision for Loan Losses. The Company’s Net Interest Income for the nine month period ending September 30, 2003, was $9.807 million compared to $9.533 million for the period ending September 30, 2002, a 2.9% increase. The Company recorded a credit to the loan loss reserve of $100,000 for the nine-month period compared to the $1.161 million provision recorded in 2002. The decrease in the provision is associated with the improved credit quality of the Bank’s loan portfolio. The Loan Loss Reserves to loans outstanding at 1.37% and Loan Loss Reserves as a percent of Nonperforming Loans at over seven times their value is sufficient. The Company’s ratio of Net Interest Income to Average Interest Earning Assets ended the nine-month period at 4.22% as compared to 4.15% for the same period in 2002. The Company’s Interest Rate Spread (yield on earnings assets less the yield on interest costing liabilities) ended the nine-month period at 3.73% compared to 3.56% for the same period in 2002.

Pointe Financial Corporation’s consolidated Total Assets at September 30, 2003, were $349.361 million, as compared to $327.307 million at December 31, 2002, an increase of $22.054 million or 6.7%. The Company’s Loans Net of Reserves at September 30, 2003, were at $247.571 million compared to $214.990 million at December 31, 2002, an increase of

$32.581 million or 15.2%. Securities Available for Sale at September 30, 2003, were at $64.875 million compared to $63.030 million at December 31, 2002, increasing $1.845 million or 2.9%. Total Deposits ending September 30, 2003, were $257.225 million compared to $233.501 million at December 31, 2002, a $23.724 million increase or 10.2%. The Company’s Stockholders’ Equity at September 30, 2003, was $34.547 million equating to a book value of $15.34 per share.

In a statement made by R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, “After the third quarter of operation, we have earned $1.750 million, just shy of all of 2002’s $1.756 million of profits. We continue to see strong loan demand and improved credit quality. The Company’s loan growth in the portfolio has exceeded over 15% this year. We feel fortunate that we were able to achieve such numbers considering this interest rate environment. We continue to see residential mortgages being prepaid or refinanced at lower rates, as residential mortgages have become less than 32% of the portfolio. The Commercial and Commercial Real Estate Loans are now over 57% of the portfolio, which have a direct correlation to the increase in our relationship deposit accounts. We have seen significant changes in the Company’s deposit mix, as average Demand Deposits year-to-date have increased to $56.193 million, compared to $44.443 million for all of 2002.”

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 3rd QUARTER 2003

SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SEP 30 2003	DEC 31 2002	SEP 30 2002	% CHANGE SEP 30 2003-2002	% CHANGE DEC 31/2002 SEP 30/2003

	(unaudited)	(audited)	(unaudited)

STATEMENT OF CONDITION - SUMMARY

TOTAL ASSETS	349,361	327,307	333,271	4.8%	6.7%
LOANS, NET OF ALLOWANCE	247,571	214,990	225,384	9.8%	15.2%
ALLOWANCE FOR LOAN LOSSES	3,438	3,519	3,471	-1.0%	-2.3%
OTHER INTEREST BEARING ASSETS	14,623	28,194	18,523	-21.1%	-48.1%
SECURITIES	64,875	63,030	66,776	-2.9%	2.9%
DEPOSITS	257,225	233,501	239,387	7.5%	10.2%
TIME DEPOSITS	79,788	89,594	98,607	-19.1%	-10.9%
OTHER BORROWINGS	53,598	57,963	58,924	-9.0%	-7.5%
STOCKHOLDERS' EQUITY	34,547	32,331	31,478	9.8%	6.9%
BOOK VALUE PER SHARE	$15.34	$14.87	$14.73	4.1%	3.2%
TANGIBLE BOOK VALUE PER SHARE	$13.99	$13.39	$13.20	6.0%	4.5%

AVERAGE BALANCES

Loans	228,332	226,446	227,953
Securities	67,765	65,486	64,918
Other Earning Assets	13,883	17,002	13,347
Total Assets	327,618	325,802	323,670

Demand Deposits	56,193	44,443	43,478
Savings and NOW Deposits	26,629	22,174	21,445
Money Market Deposits	77,558	64,408	62,052
Time Deposits	83,724	98,343	99,252
Other Borrowings	46,111	62,496	63,497
Non-interest bearing Liabilities	4,112	3,851	4,334
StockHolders' Equity	33,291	30,087	29,612

	NINE MONTHS ENDED			THREE MONTHS ENDED
	SEP 30 2003	SEP 30 2002	% CHANGE 03 TO 02	SEP 30 2003	SEP 30 2002	% CHANGE 03 TO 02

EARNINGS SUMMARY

NET INTEREST INCOME	9,807	9,533	2.9	3,432	3,182	7.9%
PROVISION FOR LOAN LOSS	(100)	1,161	-108.6	(200)	(126)	58.7%
NON INTEREST INCOME	2,484	2,104	18.1	791	692	14.3%
NON INTEREST EXPENSE	9,833	8,865	10.9%	3,358	3,035	10.6%
NET INCOME	1,750	1,143	53.1%	713	645	10.5%

AVERAGE SHARES OUTSTANDING	2,223,346	2,097,856	6.0%	2,243,567	2,131,556	5.3%
AVERAGE DILUTED SHARES OUTSTANDING	2,284,810	2,142,621	6.6%	2,325,930	2,179,768	6.7%
BASIC EARNINGS PER SHARE	$0.79	$0.54	46.3%	$0.32	$0.30	6.7%
DILUTED EARNINGS PER SHARE	$0.77	$0.53	45.3%	$0.31	$0.30	3.4%

			NINE MONTHS ENDED			YR ENDED
			SEP 30			DEC 31
			2003	2002		2002

SELECTED RATIO'S

NET INCOME TO:
AVERAGE ASSETS			0.71%	0.47%		0.54%
AVERAGE EQUITY			7.01%	5.15%		5.86%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS			4.22%	4.15%		4.09%
INTEREST RATE SPREAD			3.73%	3.56%		3.53%
NON INTEREST INCOME TO AVERAGE ASSETS			1.01%	0.87%		0.88%
NON INTEREST EXPENSE TO AVERAGE ASSETS			4.00%	3.65%		3.72%
RATIO OF AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES			1.32	1.24		1.25

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD			0.13%	0.19%		0.10%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO			757.27%	559.84%		1066.36%
LOAN LOSS RESERVE RATIO			1.37%	1.52%		1.61%
TIER I CAPITAL TO TOTAL ASSETS - LEVERAGE RATIO			9.89%	9.45%		9.88%